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                                                                   EXHIBIT 10.35

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into as of this 30th day of May, 2006 between Paul Schroeder ("Employee") and Capella Education Company.

                                    RECITALS

     WHEREAS, Capella Education Company and its affiliates and subsidiaries, including without limitation Capella University, Inc., (individually and collectively "CEC") are engaged in the business of providing, developing, selling and marketing on-line educational products and services;

     WHEREAS, CEC employed Employee as its Senior Vice President, Business Team Management;

     WHEREAS, CEC desired Employee to move into the position of Senior Vice President, Capella University;

     WHEREAS, Employee also desired to move into the position of Senior Vice President, Capella University; and

     WHEREAS, in March, 2006, Employee moved into the position of Senior Vice President, Capella University.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and the following undertakings, CEC and Employee agree as follows:

     1.   Employment.

          (a) Position. CEC has employed Employee effective this date as its Senior Vice President, Capella University. Employee reports to the President of Capella University.

          (b) Duties. Employee's duties are as set forth on Exhibit A hereto, subject to modification from time to time as jointly agreed by Employee and CEC.

     2. Term of Employment. CEC will continue to employ Employee on an at-will basis with no fixed employment termination date. Either Employee or CEC may terminate Employee's employment with CEC at any time and for any reason upon 30 days' prior written notice.

     3. Compensation. As compensation for services to be rendered by Employee under this Agreement, CEC will provide the following:

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          (a)  Base Salary. CEC will pay to Employee a base salary at the same rate currently in effect for Employee, which salary shall be paid in accordance with CEC's normal payroll policies and procedures.

          (b) Management Incentive Plan. The terms of the Management Incentive Plan for 2006 shall continue to apply to Employee. If Employee's employment with CEC ends prior to December 31, 2006, he shall not receive a bonus for calendar year 2006; provided, however, that if Employee gives notice of termination on or before October 31, 2006, but his employment does not end until December 31, 2007 or later, he shall be entitled to receive a bonus for full calendar year 2006, regardless of when such bonus is paid by CEC.

          (c) Participation in Benefit Plans. Employee shall be entitled to participate in employee benefit plans or programs established by CEC from time to time to the extent that he is eligible under the terms of the plan or program. Employee's participation in any such plan or program shall be subject to the terms, rules, and laws applicable thereto.

     4. Stock Options. Employee shall be entitled to receive an annual stock option grant in 2006, provided that he is still an employee of CEC at the time of the grant.

     5.   Severance Plan.

          (a) Participation in Severance Plan. Employee shall be eligible to participate in the Capella Education Company Executive Severance Plan (the "Severance Plan"), as amended from time to time, according to its terms.

          (b) Termination for Cause. If CEC terminates Employee's employment at any time for "Cause," as defined in the Severance Plan, Employee shall not be entitled to receive severance benefits outlined in the Severance Plan.

          (c) Termination other than for Cause. If CEC terminates Employee's employment at any time other than for "Cause," as defined in the Severance Plan, Employee shall be entitled to receive severance benefits outlined in the Severance Plan.

          (d) Voluntary Termination Prior to January 31, 2007. If Employee voluntarily terminates his employment with CEC such that his employments ends before January 31, 2007, Employee shall not be entitled to receive severance benefits outlined in the Severance Plan.

          (e) Voluntary Termination Between January 31, 2007 and April 30, 2007. If Employee voluntarily terminates his employment with CEC by providing advance notice of termination on or before October 31, 2006, such that his employment ends on or after January 31, 2007, and on or before April 30,


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               2007, he shall be entitled to receive severance benefits outlined in the Severance Plan.

     6. Confidentiality Agreement. The Confidentiality, Non-Competition and Inventions Agreement entered into between Employee and CEC on May 9, 2001 ("Confidentiality Agreement") shall remain in effect and shall not expire upon termination of Employee's employment.

     7. Release of Claims. As a condition of receiving the severance payments described in Section 5 above, Employee must sign a release of all claims in a form prescribed by CEC and allow all applicable rescission and revocation periods to expire without a rescission or revocation. Without limiting the generality of the foregoing, it is intended that the release will release all claims that Employee may have against CEC, its shareholders, directors, officers, insurers, agents, representatives, and employees that relate in any manner to Employee's employment by CEC or the termination of his employment from CEC.

     8. Term of Agreement. This Agreement shall remain in effect until May 1, 2007, and shall terminate on that date. In the event that Employee is still employed by CEC on May 1, 2007, such employment shall be at-will and on such terms as are at such time agreed by Employee and CEC.

     9. Covenant by Employee. In consideration of the commitments made by CEC in Section 5 above, Employee agrees that, from the date hereof until October 31, 2006, he shall not actively search for employment opportunities outside of CEC.

     10. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered to Employee or to the Chief Executive Officer of CEC or when mailed by United States registered or certified mail (return receipt requested, postage pre-paid) or sent by express delivery service to the last known residence address of the Employee or, in the case of the Company, to its principal executive office to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     11. Successors and Assigns. This Agreement is binding on and inures to the benefit of Employee and Employee's heirs and legal representatives and on CEC and its successors and assigns. No rights or obligations of the Employee hereunder may be assigned, pledged, disposed of, or transferred to any other person or entity without the prior written consent of CEC.

     12. Governing Law. This Agreement shall be construed under and governed by the laws of the State of Minnesota without regard for the conflicts of law principles of any state.


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     13.  Amendments and Waivers. No provision hereof may be modified, waived, or discharged in any way whatsoever except by written agreement executed by both parties. No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies hereunder shall constitute a waiver of such rights or remedies or any other rights or remedies hereunder.

     14. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the specific subjects addressed herein, and this Agreement supersedes all prior oral and written agreements, representations, and promises between the parties which are inconsistent with the terms herein. It is specifically understood that this Agreement does not supersede any agreements or terms of employment not specifically discussed or contradicted herein, such as, by way of example but not limitation, stock option agreements currently in place between Employee and CEC, the Management Incentive Plan, the Confidentiality Agreement and the Severance Plan.

     IN WITNESS WHEREOF, the parties have hereunto set their hands, intending to be legally bound, as of the date first above written.

                                        CAPELLA EDUCATION COMPANY


                                        By: /s/ Stephen Shank
                                            ------------------------------------
                                            Its: Chair and CEO


                                        EMPLOYEE:


                                        /s/ Paul Schroeder
                                        ----------------------------------------
                                        Paul Schroeder


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                                    EXHIBIT A

                              DESCRIPTION OF DUTIES

As a core member of the senior management team of CEC and reporting to the President of Capella University, the Senior Vice President participates in the development and implementation of CEC's strategic direction and works effectively with the organization's business functions which provide financial, marketing, operations and technology support to the University.

The Senior Vice President provides overall direction and direct day-to-day management for the University, which includes five schools, learner support, and related academic support services. The Senior Vice President will lead the University in efforts to offer a broad range of innovative educational programs ensuring the highest possible quality, exceptional teaching and student services capabilities, and outstanding learning outcomes.

Specific expectations for the position will include but not be limited to:

- ensuring the high quality implementation of the academic programs, including improving institutional research and data collection for planning and benchmarking purposes;

- promulgating best practices in higher education and incorporating them throughout the University;

- developing and achieving multiple-year budgets to support the strategic plan;

- championing and continuing to develop an effective and interactive educational process;

- providing inspirational leadership and collaborative management, while developing and empowering a strong academic management team;

- addressing key learner management issues, such as retention and completion rates, through development of academic requirements, advising and residency;

-    managing, recruiting and developing a faculty community;

- providing the leadership and professional development opportunities necessary for the faculty and administration; and

- diversifying the current course and degree offerings according to market demands.


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